Exhibit 10.1

October 25, 2006

Via Messenger
Personal and Confidential
To: William R. Wolff

Re: Separation Agreement and Release

Dear Bill:

As you know, your employment with MakeMusic, Inc. (“MakeMusic”) will end effective at the close of business on December 18, 2006. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay that MakeMusic will provide you pursuant to Section 3.02(d) of your Employment Agreement with MakeMusic dated June 9, 2004 (your “Employment Agreement”), provided you agree to the terms and conditions of this Agreement.

You are being provided this Agreement now for your review and initial agreement. We ask that you indicate your agreement to this Agreement no later than November 15, 2006, by signing, dating and returning the first signature block at the end of this Agreement. To finalize this Agreement, sometime between December 18, 2006 and January 8, 2007, you must sign, date and return the second signature block at the end of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.

a. Your employment with MakeMusic will end effective at the close of business on December 18, 2006. You will be on a paid leave of absence through December 18, 2006. You will remain on MakeMusic’s payroll and covered by MakeMusic’s benefits through December 18, 2006.

b. Upon your receipt of your final paycheck which includes payment for services through December 18, 2006, you will have received all wages owed to you by virtue of your employment with MakeMusic or separation thereof.

c. Upon your receipt of payment from MakeMusic in the amount of $20,075.13, less applicable deductions and withholding, which represents payment for 229.43 hours of accrued (accrued through December 18, 2006) and unused Paid Time Off (PTO) at your regular rate, you will have received all benefits owed to you by virtue of your employment with MakeMusic or separation thereof.

d. In January 2007, MakeMusic will calculate your calendar year 2006 bonus in accordance with the applicable bonus criteria as if you had remained employed by MakeMusic through December 31, 2006. Such bonus will be paid to you on or before March 31, 2007.

e. The COBRA period for continuation of your insurance coverage under MakeMusic’s group plans at your expense will begin on January 1, 2007. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

f. Your rights with regard your stock options with MakeMusic are governed by your separate stock option agreements with MakeMusic.

g. Effective October 19, 2006, you resigned from your positions as Chairman of the Board of MakeMusic and a member of MakeMusic’s Board of Directors.

You are not eligible for any other payments or benefits by virtue of your employment with MakeMusic or separation thereof except for those expressly described in this Agreement. You will not receive the payments described in Section 2 if you (i) do not sign this Agreement by the due dates indicated, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

2.    Separation Pay. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, MakeMusic agrees to pay you twelve (12) months of separation pay at your ending base salary for the period from December 19, 2006 through December 18, 2007, in the gross amount of One Hundred Eighty-Two Thousand and 00/100 Dollars ($182,000), less applicable deductions and withholding. Such separation pay will be paid to you in installments on MakeMusic’s normal payroll schedule beginning with the first pay day following the expiration of the rescission periods described in Section 5 below, with the first such payment to include any retroactive payments to December 19, 2006.

3.     Release of Claims. Specifically in consideration of the separation pay described in Section 2, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release, agree not to sue, and forever discharge MakeMusic (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with MakeMusic, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act, any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with MakeMusic.

c. You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against MakeMusic, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws. If you file, or have filed on your behalf, a charge (including, without limitation, a charge of discrimination with the Equal Employment Opportunity Commission), complaint, or action, you agree that the payments described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with MakeMusic, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments specifically promised to you under this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights under your separate stock option agreements with the Company, (6) any rights under workers compensation benefit laws, or (7) the right to apply for state unemployment compensation benefits.

e. MakeMusic, as used in this Section 3, shall mean MakeMusic, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of MakeMusic, in their official and individual capacities.

4.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that MakeMusic has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from December 18, 2006 to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period. You may not, however, execute the second signature block of this Agreement until sometime between December 18, 2006 and January 8, 2007.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing the second signature block of this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing the second signature block of this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Deb Peterson, MakeMusic, Inc., 7615 Golden Triangle Drive, Suite M, Eden Prairie, MN 55344-3848 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Deb Peterson, as set forth above, and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the 15-day period without rescission. You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation pay described in Section 2 and you will be obligated to return any such payments if already received.

6.    Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, MakeMusic are the sole property of MakeMusic. Subject to the exceptions noted below in this Section 6, by signing this Agreement you further agree and represent that you have returned to MakeMusic all of its property, including but not limited to, all keys, access cards, credit cards, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of MakeMusic. Notwithstanding the foregoing, MakeMusic acknowledges and agrees that you need not return, and MakeMusic is giving you free of charge, the following items currently in your possession: Viao Laptop  - model # VGN TX670P, Sony monitor, and docking station.

7.    On-Going Obligations. You are hereby reminded of your on-going obligations to MakeMusic under Articles IV, V and VI of your Employment Agreement. You acknowledge and agree that if you violate Article IV, V and/or VI of your Employment Agreement, MakeMusic shall be entitled to all available legal and equitable remedies, including but not limited to suspending and recovering any and all payments made or to be made under Section 2 of this Agreement.

8.    Non-Disparagement and Confidentiality. You promise and agree not to disparage MakeMusic, its shareholders, officers, directors, employees, customers, products or services. You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between MakeMusic and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

9.    Remedies. If you breach any term of this Agreement, MakeMusic shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement. If MakeMusic seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

10.   Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by MakeMusic or you of any liability or unlawful conduct whatsoever. MakeMusic and you specifically deny any liability or unlawful conduct.

11.   Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of MakeMusic. The rights and obligations of this Agreement shall inure to the successors and assigns of MakeMusic.

12.   Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

13.   Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

14.   Full Agreement. This Agreement contains the full agreement between you and MakeMusic and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties except for the following agreements which shall remain in full force and effect: your separate stock option agreements with MakeMusic and Articles I and IV - IX of your Employment Agreement.

15.   Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against MakeMusic and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The offer contained in this Agreement will expire at 5:00 p.m. on January 8, 2007. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement no later than November 15, 2006, by signing, dating and returning the first signature block at the end of this Agreement. To finalize this Agreement, sometime between December 18, 2006 and January 8, 2007, you must sign, date and return the second signature block at the end of this Agreement.

Bill, we thank you for your contributions to MakeMusic and wish you all the best both personally and professionally.

Sincerely,

MAKEMUSIC, INC.

/s/ John Paulson
John Paulson
CEO

FIRST ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, William R. Wolff, acknowledge and agree to the following:

•	I have read this Separation Agreement and Release carefully.
•	I agree that this Separation Agreement and Release accurately reflects the agreement between me and MakeMusic with regard to the separation of my employment.
•	I will execute and return to MakeMusic the “Second Acknowledgment and Signature” sometime between December 18, 2006 and January 8, 2007.

Accepted this 26th day of October, 2006.

/s/ William R. Wolff
William R. Wolff

[Second Signature Block Follows On Next Page]

SECOND ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, William R. Wolff, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against MakeMusic.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by MakeMusic except as for those specifically set forth in this Separation Agreement and Release.
•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with MakeMusic.

Accepted this 19th day of December, 2006.

/s/ William R. Wolff
William R. Wolff